Exhibit 99.1

10 S. Riverside Plaza, Suite 1800 Chicago, IL 60606 (312) 474-6388	NEWS RELEASE
Corus Bankshares, Inc. Announces FDIC Receivership of its Bank Subsidiary,
Corus Bank, N.A.; Halt in Trading and Delisting of Common Stock on Nasdaq
Chicago, Illinois, September 16, 2009 — Corus Bankshares, Inc. (NASDAQ: CORS) (the “Company”), announced today that on Friday, September 11, 2009, Corus Bank, N.A. (the “Bank”), the wholly-owned subsidiary of the Company, was closed by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation was appointed as receiver of the Bank.
On September 15, 2009, the Company received a letter (the “Letter”) from Nasdaq confirming that Nasdaq had halted trading in the Company’s common stock on September 14, 2009. The Letter indicated that Nasdaq was concerned about the Company’s ability to sustain compliance with all of the requirements for continued listing on Nasdaq, as well as the residual equity interest of the Company’s common stockholders. As a result, pursuant to the broad discretionary authority granted by Listing Rule 5100, the Nasdaq staff has made a determination to delist the Company’s common stock from The Nasdaq Stock Market. The Company does not intend to appeal the delisting decision. As a result, trading will continue to be halted in the Company’s common stock until trading is suspended on September 24, 2009. A Form 25-NSE will then be filed with the Securities and Exchange Commission, which will remove the Company’s common stock from listing and registration on The Nasdaq Stock Market.
The Letter advised the Company that the Company’s common stock would not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.”
Effective September 14, 2009, the Company’s principal place of business has relocated to 10 S. Riverside Plaza, Suite 1800, Chicago, IL 60606.
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